Exhibit 99.1
CoreSite Realty Corporation Announces Expansion of Credit Facility to $225 Million
-Term Increased to Four Years -
DENVER, CO — December 15, 2011 — CoreSite Realty Corporation (NYSE: COR), a U.S. provider of powerful, network-rich data centers, today announced that its operating partnership, CoreSite, L.P., has closed on an amendment to its revolving credit facility with its existing lender group, which includes KeyBanc Capital Markets and RBC Capital Markets as Joint Lead Arrangers, Bank of America, N.A., Citibank, N.A. and Credit Suisse. Regions Bank, which served as Documentation Agent, has joined CoreSite’s existing lender group through the amendment. The amendment increases the capacity of the facility, extends the maturity, and significantly improves the interest rate for borrowings.
The credit facility has been increased by $115 million to $225 million, with an accordion feature that can increase the size of the facility by an additional $175 million to $400 million. Upon execution, the facility has a three-year term with the option to extend for an additional one year, providing a new four-year term. CoreSite intends to use the new facility primarily to fund expansion and redevelopment projects.
Borrowings will bear interest, at CoreSite’s election, at a rate equal to LIBOR or a Base Rate plus a spread, which is determined by a leverage-based pricing grid. LIBOR rate loans will bear interest at LIBOR plus an applicable margin between 225 and 300 basis points per year. Base rate loans will bear interest at a base rate plus an applicable margin between 125 and 200 basis points per year.
CoreSite’s Chief Financial Officer, Jeff Finnin, stated, “We are pleased with the amendment to our credit facility, which further expands an important capital source and locks in favorable rates during a time of overall volatility in the financial markets. The increased amount and four years of term at lower rates are a reflection of the strength of our balance sheet and our operating model. With the support of our lender group, this amendment allows us to fund our future development plans and enhance our current portfolio on a more cost effective basis.”
About CoreSite
CoreSite Realty Corporation (NYSE: COR) is a national provider of powerful, network-rich data centers, efficient interconnection services, and global peering opportunities. More than 700 customers such as Global 1000 enterprises, communications providers, cloud and content companies, financial firms, media and entertainment, healthcare, and Government agencies trust CoreSite to power, cool, connect, and secure their mission-critical IT assets. CoreSite data centers are catalysts for network growth, featuring established industry ecosystems with access to 200+ carriers and service providers resulting in more than 12,000 interconnections under management. The company tailors its data center product to unique customer requirements by way of a flexible offering that includes cage-to-cabinet colocation, private data centers and suites, and a responsive customer service and support infrastructure. CoreSite’s portfolio comprises more than two million square feet, including space held for redevelopment and development, across 12 data centers in seven key U.S. economic centers. For more information, visit www.CoreSite.com.

Investor Relations Contact:
Investor Relations
+1 303.222.7276
InvestorRelations@CoreSite.com
Media Contact:
Mark Jobson | CoreSite Marketing Director
+1 303.405.1004 | +1 866.777.CORE
Mark.Jobson@CoreSite.com
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the timely completion of planed construction, geographic concentration of the Company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the Company’s failure to obtain necessary outside financing; the Company’s failure to qualify or maintain our status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.